Exhibit 10.9

Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005	TowerBrook Financial, L.P. Park Avenue Tower 65 East 55th Street New York, New York 10022

March 22, 2021

TB SA Acquisition Corp

PO Box 1093, Boundary Hall,

Cricket Square, Grand Cayman,

KY1-1102, Cayman Islands

Attention: Andrew Rolfe, Chief Executive Officer

Ladies and Gentlemen:

This is to confirm our agreement whereby TB SA Acquisition Corp, a Cayman Islands exempted company (the “Company”), has requested Deutsche Bank Securities Inc. (“Deutsche Bank”) and TowerBrook Financial, L.P. (“TowerBrook” and, together with Deutsche Bank, the “Capital Markets Advisors,” and each, a “Capital Markets Advisor”) to assist it in connection with the Company engaging in a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-253086) filed with the Securities and Exchange Commission, as amended (“Registration Statement”), in connection with its initial public offering (“IPO”). The obligations of the Capital Markets Advisors hereunder are several and not joint. Neither Capital Markets Advisor shall be liable for any acts or omissions of the other.

1. Services and Fees.

(a) The Capital Markets Advisors will, from time to time, upon and to the extent of the Company’s request from time to time and in consultation with the Company:

(i)	familiarize themselves with the financial condition and acquisition strategy of the Company;

(ii)

provide advice to the Company on its investor communication strategy with respect to a Business Combination and arrange investor meetings to be conducted by the Company and, as applicable, the Target with investors and meetings with third party research analysts in connection with a Business Combination;

(iii)

together with the Company’s legal counsel and other third party advisors, assist the Company in preparation of materials to be presented by the Company to investors and/ or third party research analysts; and

(iv)

provide the Company with periodic updates on the relevant public equity markets and such Capital Markets Advisor’s perspectives on trends in investor sentiment (the activities described in the foregoing clauses (i) through (iii) and this clause (iv), the “Services”).

Notwithstanding anything to the contrary contained in this agreement (this “Agreement”), the Services to be provided hereunder will not include (i) any solicitation of potential investors in connection with the IPO or a Business Combination, (ii) any assistance in obtaining shareholder approval of a Business Combination or (iii) any M&A advice or financial advisory services. In addition, neither the Capital Markets Advisors’ engagement hereunder nor this Agreement shall give rise to any express or implied commitment or obligation by the Capital Markets Advisors to provide any financing to or raise capital for the Company or any other person or entity.

(b) As compensation for the Services, the Company will pay the Capital Markets Advisors a cash fee equal to, in the aggregate, 3.5% of the gross proceeds received by the Company from the sale of its equity securities pursuant to the Registration Statement during the IPO, including any proceeds from the full or partial exercise of the underwriters’ over-allotment option described therein (the “Marketing Fee”) with 97.5% of the 3.5% paid to Deutsche Bank and 2.5% of the 3.5% paid to TowerBrook. The Marketing Fee is due and payable to the Capital Markets Advisors by wire transfer at the closing of the initial Business Combination (the “Closing”). If a proposed Business Combination is not consummated for any reason during the 24-month period beginning on the consummation of the IPO (as such period may be extended pursuant to the Company’s amended and restated memorandum and articles of association), no Marketing Fee shall be due or payable to the Capital Markets Advisors hereunder. The Marketing Fee shall be exclusive of any other fees which may become payable to the Capital Markets Advisors pursuant to any other agreement between any Capital Markets Advisor and the Company or the Target or other party to a Business Combination.

2. Expenses.

At the Closing, the Company shall reimburse the Capital Markets Advisors for all reasonable costs and expenses incurred by the Capital Markets Advisors (including reasonable fees and disbursements of external counsel) in connection with the performance of the Services hereunder.

3. Company Cooperation; Information.

(a) The Company will provide full cooperation to each Capital Markets Advisor as may be necessary for the efficient performance by such Capital Markets Advisor of its obligations hereunder, including, but not limited to: providing to such Capital Markets Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that such Capital Markets Advisor may reasonably request or that are otherwise relevant to the Capital Markets Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, suppliers, customers, consultants and advisors available to such Capital Markets Advisor; and, using commercially reasonable efforts to provide such Capital Markets Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Capital Markets Advisors of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to either Capital Markets Advisor’s engagement hereunder.

(b) Neither Capital Markets Advisor shall share with third parties any Information, presentations and/or materials about the Company, its shareholders and/or affiliates, the initial Business Combination and any Targets, to the extent that any such information is not already provided to the public in the Registration Statement unless such Capital Markets Advisor obtains the Company’s prior written approval (which may be provided via email). Notwithstanding the foregoing, each Capital Markets Advisor may share Information without the Company’s prior written approval (i) to any person to effect compliance with any law, rule, regulation or order, (ii) in response to any subpoena, legal or regulatory process or in connection with any litigation, (iii) to each party’s respective counsel or accountants on a confidential and need-to-know basis; (iv) to the other Capital Markets Advisor party to this Agreement; and (v) to the Company’s sponsor, TCP SA, LLC, a Cayman Islands limited liability company, and its affiliates.

4. Representations; Warranties and Covenants.

(a) The Company represents, warrants and covenants to each Capital Markets Advisor that all Information it makes available to either Capital Markets Advisor by or on behalf of the Company in connection with the performance of their obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination. In undertaking their Services hereunder, the Capital Markets Advisors shall be entitled to rely upon the accuracy and completeness of all of the Information.

(b) Each Capital Markets Advisor represents, warrants and covenants to the Company, severally and not jointly, that it (i) is not prohibited from entering into this Agreement by any other contract, agreement, law or order;

(ii) will use personnel of required skill, experience and qualifications to perform the Services; and (iii) will provide updates as to the performance of the Services as reasonably requested by the Company.

5. Indemnity.

Neither Deutsche Bank, TowerBrook nor any of their respective affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company, the Target or to any other person claiming through the Company or the Target for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of or related to Deutsche Bank’s engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by Deutsche Bank or TowerBrook, as applicable, other than an action or failure to act undertaken at the request or with the consent of the Company or the Target, as applicable, that is found in a final non-appealable judicial determination (or a settlement tantamount thereto) to constitute willful misconduct or gross negligence on the part of Deutsche Bank or TowerBrook, as applicable.

The Company shall indemnify each Capital Markets Advisor and its affiliates and directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, each Capital Markets Advisor agrees, if there is no Closing, (i) it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to the Marketing Fee (each, a “Claim”); (ii) to waive any Claim it may have in the future as a result of, or arising out of, any Services provided to the Company hereunder; and (iii) not to seek recourse against the Trust Account with respect to the Marketing Fee.

6. Use of Name and Reports.

Without each Capital Markets Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee or agent thereof) shall quote or refer to (i) either Capital Markets Advisor’s name in connection with such Capital Markets Advisor’s performance of its Services hereunder or (ii) any advice rendered by either Capital Markets Advisor to the Company or any communication from either Capital Markets Advisor in connection with performance of their Services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule. In the event of announcement of a Business Combination, each of Deutsche Bank and TowerBrook shall have the right, at its own expense, to disclose its participation in such Business Combination in marketing materials (e.g., pitch books, case studies, and similar marketing materials) and by way of placement of “tombstone” and similar advertisements in financial and other newspapers and journals. Further, prior to distributing any proxy materials relating to a Business Combination to its stockholders or to the Target’s stockholders, as applicable, the Company shall furnish such materials to each Capital Markets Advisor for its review and comment, and the Company will not distribute, and will use commercially reasonable efforts to cause the Target not to distribute, any such materials to which any Capital Markets Advisor reasonably objects.

7. Status as Independent Contractor.

Each Capital Markets Advisor shall perform its Services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that no Capital Markets Advisor shall have authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such Services, the Capital Markets Advisors will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Capital Markets Advisors nor any of the Capital Markets Advisors’ respective officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement. The Company hereby waives, to the fullest extent permitted by law, any claims it may have against either Capital Markets Advisor for breach of fiduciary duty or alleged breach of fiduciary duty related to the Services and agrees that neither Capital Markets Advisor shall have liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on the Company’s behalf, including the Company’s stockholders, employees or creditors. For the avoidance of doubt, none of the activities of either Capital Markets Advisor in connection with its engagement hereunder constitute a recommendation, investment advice, or solicitation of any action by such Capital Markets Advisor with respect to any entity or natural person.

8. Potential Conflicts.

The Company acknowledges that each of the Capital Markets Advisors are full-service securities firms engaged in securities trading and brokerage activities and providing a wide range of investment banking and advisory services from which conflicting interests may arise. Certain affiliates of each of the Capital Markets Advisors are engaged in asset management and other activities for their own account and otherwise. In the ordinary course of business, each Capital Markets Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, any potential Targets, their respective affiliates or other entities that may be involved in the transactions contemplated hereby. Deutsche Bank, TowerBrook and their respective affiliates may act as a financial or capital markets advisor to any potential Target in respect of the Business Combination. In addition, certain of the Company’s founders, officers, directors and advisors presently have, and any of them in the future may have additional, fiduciary and contractual duties with other entities, including to TowerBrook and its affiliates and to certain companies in which affiliates of TowerBrook have invested. Nothing in this Agreement shall be construed to limit or restrict either Capital Markets Advisor or any of its affiliates in conducting such business. The Company waives, to the fullest extent permitted by law, any claims it may have based on any actual or potential conflicts of interest that may arise or result from the Capital Markets Advisors’ engagement by the Company hereunder. The Capital Markets Advisors and their respective affiliates may have interests that differ from the Company’s interests. The Capital Markets Advisors and their respective affiliates have no duty to disclose to the Company, or use for the Company’s benefit, any information acquired in the course of providing services to any other party, engaging in any transaction or carrying on any other businesses.

9. Entire Agreement.

This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto, except that each Capital Markets Advisor may terminate its obligation to provide the Services set forth in Section 1 of this Agreement at any time with five Business Days’ (as defined herein) notice to the Company. Upon receipt of such notice, the Company’s obligation to pay the Marketing Fee and reimburse any expenses incurred after termination and such Capital Markets Advisor’s obligation to provide the Services, in each case as set forth in Sections 1 and 2, respectively, of this Agreement, shall terminate. All other sections of this Agreement (including Annex I hereto) shall remain in full force and effect.

10. Notices.

All communications hereunder shall be in writing and shall be mailed, hand delivered or delivered by email and confirmed to the parties hereto as follows:

If to the Capital Markets Advisors:

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attention: Equity Capital Markets – Syndicate Desk

With a copy at the same address to:

Attention of the General Counsel

Fax: (646) 374-1071

TowerBrook Financial, L.P.

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Andrew Rolfe

Email: Andrew.Rolfe@towerbrook.com

If to the Company:

TB SA Acquisition Corp

PO Box 1093, Boundary Hall,

Cricket Square, Grand Cayman,

KY1-1102, Cayman Islands

Attention: Andrew Rolfe

Email: andrew.rolfe@towerbrook.com

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when emailed, delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the commercial banks in the City of New York are open for business.

11. Successors and Assigns.

This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12. Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such consultants. The Company’s engagement of any other consultant(s) shall not affect the Capital Markets Advisors’ rights to receive the Marketing Fee and reimbursement of expenses pursuant to this Agreement.

13. Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

Each party hereto irrevocably submits to the exclusive jurisdiction of any New York State or United States Federal court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Any such process or summons to be served upon any party hereto may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it, in the case of the Company, at its registered business address and, in the case of either Capital Markets Advisor, at the address set forth in Section 10 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. Each party hereto waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Company agrees that the Capital Markets Advisors shall be entitled to recover all of their reasonable attorneys’ fees and expenses relating to any action or proceeding arising out of or relating to this Agreement and/or incurred in connection with the preparation therefor if it is the prevailing party in such action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Counterparts.

This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

If the foregoing correctly sets forth the understanding between each Capital Markets Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ravi Raghunathan
Name: Ravi Raghunathan
Title: Managing Director

By:	/s/ Brandon Sun
Name: Brandon Sun
Title: Director

TOWERBROOK FINANCIAL, L.P.

By:	/s/ Abrielle Rosenthal
Name: Abrielle Rosenthal
Title: Authorized Signatory

AGREED AND ACCEPTED BY:

TB SA ACQUISITION CORP

By:	/s/ Andrew Rolfe
Name: Andrew Rolfe
Title: Chief Executive Officer

ANNEX I

Indemnification

In connection with the Company’s engagement of Deutsche Bank Securities Inc. and TowerBrook Financial, L.P. (together, the “Capital Markets Advisors” and each, a “Capital Markets Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, TB SA Acquisition Corp (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless each Capital Markets Advisor and its affiliates and their respective control persons, directors, officers, employees and agents (collectively, with the Capital Markets Advisors, the “Indemnified Persons”), to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees, expenses and disbursements of counsel (including, without limitation, those incurred by any Indemnified Person: (a) in connection with claims against Company pursuant to this Annex I; and/or (b) in connection with claims for breach of the Agreement) and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which a Capital Markets Advisor or any other Indemnified Person is a party) arising out of or related to any actual or proposed Business Combination (as defined in the Agreement) or the Capital Markets Advisors’ engagement under the Agreement; provided, however, there shall be excluded from such indemnification any such claims, losses, damages, liabilities, costs or expenses that arise primarily out of or are based primarily upon any action or failure to act by a Capital Markets Advisor, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final non-appealable judicial determination (or a settlement tantamount thereto) to constitute willful misconduct or gross negligence on the part of a Capital Markets Advisor.

In the event that the foregoing indemnity is unavailable or insufficient to hold a Capital Markets Advisor and other Indemnified Persons harmless, then the Company shall contribute to amounts paid or payable by a Capital Markets Advisor and other Indemnified Persons in respect of such claims, losses, damages, liabilities, costs and expenses in such proportion as appropriately reflects the relative benefits received by, and, if applicable law does not permit allocation solely on the basis of benefits, fault of, the Company and such Capital Markets Advisor in connection with the matters as to which such claims, losses, damages, liabilities, costs and expenses relate and other equitable considerations, subject to the limitation that in any event a Capital Markets Advisor’s aggregate contributions in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees actually received by such Capital Markets Advisor pursuant to this Agreement. For purposes hereof, as to a Business Combination, relative benefits to the Company and the Capital Markets Advisors of such Business Combination shall be deemed to be in the same proportion that the total value paid or contemplated to be paid, or received or contemplated to be received, as the case may be, by the Company and/or its security holders in connection with such Business Combination bears to the fees paid to the Capital Markets Advisors pursuant to this Agreement in respect of such Business Combination.

The Company will not, without the prior written consent of the applicable Capital Markets Advisor, settle (or facilitate or participate in the settlement of) any litigation relating to such Capital Markets Advisor’s engagement hereunder unless such settlement (a) includes an express, complete and unconditional release of such Capital Markets Advisor and all other Indemnified Persons with respect to all claims asserted in such litigation or relating to such Capital Markets Advisor’s engagement hereunder and (b) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of such Capital Markets Advisor and all other Indemnified Persons, such release to be set forth in an instrument signed by all parties to such settlement.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the engagement of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant, in, or target of, any such Claim includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim to retain his, her or its own counsel therefore at his, her or its own expense.